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CIGNA  CORPORATION                                          EXHIBIT 12
COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED  CHARGES
(Dollars in millions)

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
                                                      THREE MONTHS ENDED
                                                          MARCH 31,
                                                      1994       1993
======================================================================
Income before income taxes                         $    170   $     40
                                                     ------     ------
Fixed charges included in income:
    Interest expense                                     30         29
    Interest portion of rental expense                   25         26
                                                     ------     ------

Total fixed charges included in income                   55         55
                                                     ------     ------

Income available for fixed charges                 $    225   $     95
- - -----------------------------------------------------=================

RATIO OF EARNINGS TO FIXED CHARGES                      4.1        1.7
- - -----------------------------------------------------=================
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